Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-10 of Merus Labs International Inc. (the "Company"), of our report dated December 18, 2014 to the Board of Directors and Shareholders of the Company on the following financial statements:

  Consolidated statement of financial position as at September 30, 2014; and

  Consolidated statements of operations, comprehensive loss, changes in equity and cash flows for the year ended September 30, 2014, and a summary of significant accounting policies and other explanatory information.

Chartered Professional Accountants
Licensed Public Accounts

July 9, 2015
Toronto, Ontario, Canada